Exhibit 99.1
Diodes Incorporated Increases First Quarter 2010
Guidance
Dallas, Texas — March 8, 2010 — Diodes Incorporated (Nasdaq:DIOD), a leading global manufacturer and supplier of high-quality application specific standard products within the broad discrete and analog semiconductor markets, today increased its revenue and gross margin guidance for the first quarter of 2010.
The Company is increasing its revenue guidance for the first quarter of 2010 due to continued strength in its global markets. Revenue is expected to range between $134 million and $138 million compared to its previous guidance of $131 million to $137 million. The Company is also raising its first quarter 2010 gross margin guidance to 32.5 percent to 33.1 percent from its prior guidance of 32 percent to 33 percent.
About Diodes Incorporated
Diodes Incorporated (Nasdaq:DIOD), a Standard & Poor’s SmallCap 600 and Russell 3000 Index company, is a leading global manufacturer and supplier of high-quality application specific standard products within the broad discrete and analog semiconductor markets, serving the consumer electronics, computing, communications, industrial and automotive markets. Diodes’ products include diodes, rectifiers, transistors, MOSFETs, protection devices, functional specific arrays, amplifiers and comparators, Hall-effect sensors and temperature sensors, power management devices including LED drivers, DC-DC switching regulators, linear voltage regulators and voltage references, along with special function devices including USB power switch, load switch, voltage supervisor and motor controllers. The Company’s corporate headquarters and logistics office are located in Dallas, Texas. A sales, marketing and engineering office is located in Westlake Village, California. Design centers are located in Dallas; San Jose, California; Taipei, Taiwan; Manchester, England and Neuhaus, Germany. The Company’s wafer fabrication facilities are located in Kansas City, Missouri and Manchester; with two manufacturing facilities located in Shanghai, China, another in Neuhaus, and a joint venture facility located in Chengdu, China. Additional engineering, sales, warehouse and logistics offices are located in Taipei; Hong Kong; Manchester and Munich, Germany, with support offices located throughout the world. For further information, including SEC filings, visit the Company’s website at http://www.diodes.com.
Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995:Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such statements include statements regarding our expectation that: the Company is increasing its revenue and gross margin guidance for the first quarter of 2010 due to continued strength in its global markets; revenue is expected to range between $134 million and $138 million; and the Company is raising its first quarter of 2010 gross margin guidance to 32.5 percent to 33.1 percent from its prior guidance of 32 percent to 33 percent. Potential risks and uncertainties include, but are not limited to, such factors as: we may not realize the anticipated improved demand; we may not realize or maintain the anticipated cost savings or increased loadings in our manufacturing facilities; the global economic weakness may be more severe or last longer than we currently anticipate; and other information detailed from time to time in the Company’s filings with the United States Securities and Exchange Commission.
Recent news releases, annual reports, and SEC filings are available at the Company’s website: http://www.diodes.com. Written requests may be sent directly to the Company, or they may be e-mailed to: diodes-fin@diodes.com.

Company Contact:
Carl Wertz
Vice President, Finance and Investor Relations
P: 805-446-4800
E: carl_wertz@diodes.com
Investor Relations Contact:
Shelton Group
Leanne Sievers
EVP, Investor Relations
P: 949-224-3874
E: lsievers@sheltongroup.com